Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 20, 2004, accompanying the financial statements as of and for the year ended December 31, 2003 and included in the Annual Report of Unigene Laboratories, Inc. on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Unigene Laboratories, Inc. on Forms 8 (SEC File No. 333-01897, effective date March 22, 1996, SEC File No. 333-35951, effective date September 19, 1997, SEC File No. 333-52376, effective date December 21, 2000 and SEC File No. 333-85524, effective date April 4, 2002).

GRANT THORNTON LLP

Edison, New Jersey

March 30, 2004